Exhibit 15.2

April 16, 2026

JD.com, Inc.

20th Floor, Building A, No. 18 Kechuang 11 Street

Yizhuang Economic and Technological Development Zone

Daxing District, Beijing 101111

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” and “Item 4.C. Information on the Company—Organizational Structure” in JD.com, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File Nos. 333-276218, 333-229957 and 333-198578) pertaining to JD.com, Inc.’s share incentive plans of the summary of our opinion under the headings “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure” and “Item 4.C. Information on the Company—Organizational Structure” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Shihui Partners